EXHIBIT 10.3
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December 17, 2001



Carlyle Real Estate Limited Partnership-XIV
c/o JMB Realty Corporation
Attn:  Mr. Patrick Meara
900 North Michigan Avenue
Suite 3900
Chicago, IL  60611-1575


Pircher Nichols & Meeks
Attn:  Gary Laughlin, Esq.
1925 Century Park East 17
Los Angeles, CA  90067



Re:  IRREVOCABLE PROXY


Dear Ladies and Gentlemen:

Reference is made to that certain Irrevocable Proxy Regarding the Carlyle XIV Membership Interests (the "Irrevocable Proxy"), dated as of
December 17, 2001, executed by Carlyle Real Estate Limited Partnership-XIV ("Carlyle XIV").

As you are aware, Carlyle XIV executed the Irrevocable Proxy in favor of ATC Realty to (among other things) authorize and empower ATC Realty to exercise the Voting Rights (as such term is defined in the Irrevocable Proxy). The purpose of this letter agreement is to place certain contractual limitations and restrictions on ATC Realty with respect to its use of its rights regarding the Voting Rights, but only to the extent set forth in this letter agreement. The intent of this letter agreement is that, while we have the benefit of the broad Irrevocable Proxy for our dealings with Maguire Partners-Bunker Hill, Ltd. ("Maguire"), we can directly address your concerns about our use of that broad proxy in this letter agreement.

Notwithstanding anything to the contrary in the Irrevocable Proxy, ATC Realty hereby agrees that it shall not execute any agreement or document or otherwise take any action on behalf of Carlyle XIV pursuant to the Voting Rights granted to ATC Realty by Carlyle XIV under the Irrevocable Proxy if and to the extent that such agreement, document or action provides for or otherwise imposes or results in any personal liability or recourse on Carlyle XIV, including, without limitation, under the Operating Agreement for the Maguire Partners-South Tower, LLC (formerly known as the Maguire Thomas Partners-South Tower, LLC, the "LLC"), and the under loan agreement by and between Aetna Life Insurance Company and the LLC, as those agreements are in effect prior to the date hereof (and ATC Realty shall indemnify, defend and hold Carlyle XIV harmless from and against any and all such damage, loss, obligation, cost or expense in connection with any breach by ATC Realty of the foregoing covenant).






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ATC Realty further agrees that any agreement or document executed by ATC
Realty on behalf of Carlyle XIV pursuant to the Voting Rights under the Irrevocable Proxy shall specifically include a provision stating that neither Carlyle XIV nor any direct or indirect partner in Carlyle XIV shall have any personal liability of any kind or nature under or in connection with such agreement or document.

Except as set forth in this letter agreement, nothing herein shall in any way limit any terms and provisions of the Irrevocable Proxy, or any of terms and provisions of the Carlyle XIV Loan Documents (as such term is defined in the Irrevocable Proxy) or any other agreement or document executed in favor of Wells Fargo Bank, N.A., ATC Realty or ATC Realty Seventeen, Inc., all of which are hereby ratified and affirmed in all respects. There are no third party beneficiaries of this letter agreement, especially Maguire, since the parties intend that, in its dealings with Maguire, ATC Realty be able to avoid any disputes with Maguire about the scope of ATC Realty's rights.


                                  Very truly yours,




                                  _________________________
                                  ATC Realty, Inc.












































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